Exhibit 99.1

FSP 303 East Wacker Drive Corp.

FSP 303 East Wacker Drive Corp. (the "Company") has declared a dividend in the amount of $679 per share of preferred stock, representing property operations for the quarter ended March 31, 2011. The dividend will be payable on May 31, 2011, and will be distributed by the Company’s transfer agent, American Stock Transfer & Trust Co. (“AST”). NOTE: if your investment is in a retirement account, the dividend will be sent to your custodian or plan administrator.

The Company owns a 28-story, multi-tenant office tower located in downtown Chicago, Illinois containing approximately 859,000 square feet of office and retail space and a 294-stall underground parking garage (the “Property”). The Property was approximately 92% leased as of March 31, 2011. The Property experienced significant leasing activity during the first quarter of 2011 by continuing to provide expansion space to our fast-growing tenant, Groupon. Groupon now leases approximately 196,000 square feet on seven floors, with all space currently having a termination date of May 2012. The Company's near-term objective is to hopefully provide increasing amounts of expansion space at the Property to Groupon in response to its growth needs. As Groupon is better able to define its longer-term space requirements, management hopes to establish a potentially larger footprint with a longer lease term with Groupon at the Property. The Property's largest tenant, KPMG, which leases approximately 259,000 square feet, will be vacating its space following the expiration of its lease in August 2012. The soon-to-be vacated KPMG space could be a substantial source of additional space at the Property to accommodate Groupon's future growth requirements. However, there can be no assurance that Groupon will stay or expand at the Property beyond the May 2012 expiration of its current lease. If both Groupon and KPMG were to vacate the building in 2012, the Property would incur significant vacancy.

The Central Business District (CBD) of Chicago has had a difficult past three years with many of its office properties experiencing declining occupancies and rental rates. Tenant improvements and leasing commission costs have risen during this time; and, consequently, the amount of capital necessary to attract good tenants to sign long-term leases has climbed significantly. Regardless of what happens with Groupon or other tenants, the Company will need increased funds to help pay the market costs of stabilizing the occupancy and rent-roll at the Property. Consequently, management believes that it is prudent to keep dividend distributions at lower levels for the balance of 2011 until it has a better idea of the Property's actual future capital and leasing needs. Distributions for the balance of 2011 will reflect the estimated minimum amount required to maintain the Company's qualification as a REIT (real estate investment trust). Reducing the level of dividend distributions could, by year end, add approximately $4 million to the Company's existing cash reserves that, as of April 15, 2011, totaled approximately $15 million. In addition to retaining some amount of current rental income, management is also actively exploring loan opportunities with a number of potential lenders. Management believes that now may be a good time to explore loan opportunities because the Property has higher current occupancy levels and longer-term debt rates are still historically attractive. Accordingly, the Company is seeking but has not yet obtained a loan commitment. The Property is currently unleveraged.

Management is actively addressing the challenge of integrating Groupon’s practical space/infrastructure needs with its unique cultural requirements for employee productivity and retention. Fulfilling the requirements of one of the fastest growing companies in America is an opportunity that has the potential to have a meaningful financial impact at the Property. Management is hard at work, and we will continue to keep you informed of any significant progress at the Property.

The Company’s quarterly filing on Form 10-Q will be submitted to the SEC within approximately 45 days after the end of the quarter, and you will be able to access the document via the SEC’s website. To view Company filings with the SEC, access the following link:

http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0001431766

If the link does not work properly, go to www.sec.gov, Filings & Forms, Search for Company Filings; Company or fund name, ticker symbol, CIK (Central Index Key), file number, state, country, or SIC (Standard Industrial Classification); Company Name: type FSP 303 East Wacker (no need to type complete name, but be sure to include FSP); click on Find Companies at bottom of page and you should be brought to the correct location to view filings.

Please feel free to contact your FSP Investment Executive (800-950-6288) with any questions you may have.

FSP 303 East Wacker Drive Corp. - Dividend Summary

QUARTER ENDING	DIVIDEND PER SHARE	TOTAL DIVIDENDS PAID	ANUALIZED YIELD*
(1/5-3/31)
03/31/2007	$1,340	$2,961,400	5.6%
06/30/2007	$1,400	$3,094,000	5.6%
09/30/2007	$1,400	$3,094,000	5.6%
12/31/2007	$1,400	$3,094,000	5.6%
03/31/2008	$1,400	$3,094,000	5.6%
06/30/2008	$1,400	$3,094,000	5.6%
09/30/2008	$1,400	$3,094,000	5.6%
12/31/2008	$1,400	$3,094,000	5.6%
03/31/2009	$1,400	$3,094,000	5.6%
06/30/2009	$1,013	$2,238,730	4.1%
09/30/2009	$1,013	$2,238,730	4.1%
12/31/2009	$1,011	$2,234,310	4.0%
03/31/2010	$ 997	$2,203,370	4.0%
06/30/2010	$ 914	$2,019,940	3.7%
09/30/2010	$ 914	$2,019,940	3.7%
12/31/2010	$1,040	$2,298,400	4.2%
03/31/2011	$ 679	$1,500,590	2.7%

*Yield based on original offering amount of $221,000,000 and $100,000/share

Forward-Looking Statements

Statements made in this letter that state the Company’s or management's intentions, beliefs, expectations, or predictions for the future may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This letter may also contain forward-looking statements based on current judgments and current knowledge of management, which are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements. Readers are cautioned that our forward-looking statements involve risks and uncertainty, including without limitation, disruptions in the debt markets, economic conditions, risks of a lessening demand for the real estate owned by us, changes in government regulations and expenditures that cannot be anticipated such as utility rate and usage increases, unanticipated repairs, additional staffing, insurance increases and real estate tax valuation reassessments. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We will not update any of the forward-looking statements after the date of this letter to conform them to actual results or to changes in our expectations that occur after such date, other than as required by law.